Exhibit 99.8

PROMISSORY NOTE

$ 1,500,000.00	April 27, 2012

FOR VALUE RECEIVED, ADCARE HEALTH SYSTEMS, INC., an Ohio corporation (the “Maker”), hereby promises to pay to the order of CANTONE ASSET MANAGEMENT LLC (the “Payee”) the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).

The entire principal amount of this Note shall mature on the earlier of: (i) October 1, 2012 (the “Stated Maturity Date”); or (ii) that date on which the Company shall receive proceeds, in an amount not less than $6,000,000, from a public offering or private placement of its equity or debt securities, which offering or placement has been effected by or through Cantone Research, Inc., or any affiliate thereof.

The stated interest rate on this Note is ten percent (10%) per annum. However, the interest rate on this Note shall automatically be increased by one percentage point commencing on July 1, 2012, and continuing for each month or part thereof thereafter during which any of the principal amount of this Note shall remain unpaid. Interest on the principal amount of this Note outstanding from time to time, from the date hereof, to the day on which all such principal shall be repaid (whether on the Stated Maturity Date, or otherwise), shall be paid in arrears, on the first day of each October, January, April and July, beginning October 1, 2012.

Payment of all amounts due at any time under this Note is subordinate, and junior in right of priority, to the prior payment in full, as and when due, of all amounts payable under the Maker’s Promissory Note to the order of the Payee, dated March 30, 2012, in the principal amount of $3,500,000 (the “Senior Note”).

The Maker may prepay this Note in whole or in part, at any time, without notice, penalty, premium. Provided, however, that, if this Note should be prepaid before the Stated Maturity Date, then, contemporaneously with such prepayment, the Maker shall pay interest on this Note through the Stated Maturity Date. And provided further, that this Note may not be prepaid, in whole or in part, so long as any amount remains unpaid under the Senior Note.

Each of the following events is hereby defined as, and is declared to be and to constitute, an “Event of Default”:

(a)         Failure of the Maker to make a payment of interest or principal as required herein for a period of five (5) days after receipt of notice from the Payee that the same was not paid when due.

(b)         Any proceeding under the Bankruptcy Code or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment being instituted by the Maker, or any such proceeding being instituted against the Maker and being consented to by the

Maker, or remaining undismissed for sixty (60) days, or the Maker’s making an assignment for the benefit of creditors, admitting in writing an inability to pay debts generally as they become due, or becoming insolvent.

(c)          The occurrence of any event of default which remains uncured after the expiration of any applicable cure period under any instrument creating, evidencing or guarantying any other indebtedness for borrowed money of the Maker.

(d)         The failure of the Maker to have timely filed with the Securities and Exchange Commission any required report or other filing.

Whenever any Event of Default shall have happened, any of the following remedial steps may be taken:

(a)         The Payee may declare immediately due and payable all sums which the Maker is obligated to pay to the Payee pursuant to this Note or otherwise, together with any interest accrued thereon, late charges, as provided for herein, and reasonable counsel fees and costs of suit incurred for the collection of the same.

(b)         Upon the occurrence of any Event of Default and upon acceleration of the entire unpaid principal balance of the amount owned by the Maker to the Payee hereunder, interest shall continue to accrue thereafter, to the extent legally permissible, at a rate of six percentage points per annum in excess of the then-applicable interest rate under this Note, until the principal amount hereof, together will all interest accrued thereon, shall be paid in full, including the period following entry of any judgment. Both before and after any Event of Default, interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(c)          If the Payee shall retain the services of counsel in order to cure any Event of Default under this Note, the Maker shall pay the costs incurred by the Payee in connection with proceedings to recover any sums due hereunder.

No right or remedy herein conferred upon or reserved to the Payee is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy herein given or now or hereafter existing at law or in equity or by statute, and may be pursued singly, successively or together at the sole discretion of the Payee and may be exercised as often as the occasion shall occur.

The Maker waives presentment, demand and protest, and consents to any number of renewals or extensions of the time of payment hereof without notice. The granting, without notice, of any extension of time for the payment of any sum due under this Note or for the performance of any covenant, condition or agreement thereof, or the taking or release of any other security shall in no way release or discharge the liability of the Maker. No waiver by the Payee of any breach by the Maker of any of its obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by the Payee of its rights or remedies be a waiver with respect to that or any other breach.

Any notices or other communication to be given under this Note may be given by delivering the same in writing as follows:

If to the Maker:		Adcare Health Systems, Inc.
5057 Troy Road
Springfield, Ohio 45502

Attn: Christopher F. Brogdon
Vice-Chairman

If to the Payee:		Cantone Asset Management LLC
c/o Cantone Research, Inc.
766 Shrewsbury Avenue
Tinton Falls, NJ 07724

	Attention:	Anthony J. Cantone
Managing Member

Whenever used in this Note, unless the context clearly indicates a contrary intent;

(a)         The use of the masculine gender shall include the feminine or neuter genders, and vice versa, as the context may require; and

(b)         The singular number shall include the plural and the plural the singular as the context may require,

This Note shall be governed and construed in accordance with the substantive laws of the State of New Jersey.

IN WITNESS WHEREOF, the Maker has duly executed this Note on the day and year first above written.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon
Vice-Chairman